Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-135614, 333-129267, 333-116365, 333-58162, and 333-92053 on Forms S-8 and Registration Statement No. 333-122803 on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of Merit Medical Systems, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, and SFAS No. 157, Fair Value Measurements), and the effectiveness of Merit Medical Systems, Inc. and Subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Merit Medical Systems, Inc. and Subsidiaries for the year ended December 31, 2008.

/s/ DELOITTE & TOUCHE LLP
Salt Lake City, Utah

March 2, 2009